Exhibit 16.1

Schwartz Levitsky Feldman LLP
Chartered Accountants

April 30, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Skystar Bio-Pharmaceutical Company Commission File No. 000-28153

This letter will confirm that we reviewed Item 4.01 of the Company's Form 8-K dated April 30, 2007, captioned "Changes in Registrant’s Certifying Accountant” and that we agree with the statements made therein as they relate to Schwartz Levitsky Feldman LLP.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours very truly,

SCHWARTZ LEVITSKY FELDMAN LLP
/s/ Schwartz Levitsky Feldman LLP

Per: Gerry Goldbert, C.A.
Toronto, Canada